Filed Pursuant to Rule 424(b)(5)
Registration Number 333-137526
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 22, 2006)
1,612 SHARES
WASTE MANAGEMENT, INC.
COMMON STOCK
     Our common stock is listed on the New York Stock Exchange under the trading symbol “WMI.” On September 29, 2006, the last reported sale price of the common stock on the New York Stock Exchange was $36.68 per share.
     We are issuing the shares directly to the warrant holder upon exercise by such holder of a currently outstanding warrant. The warrant, originally issued in September1996, entitled the holder to purchase 1,612 shares of our common stock at a purchase price of $32.325 per share. We will use the net proceeds of $52,107 from the sale of the shares for general corporate purposes.
     Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the prospectus dated November 20, 2002.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     We expect to deliver the shares against payment therefor in Houston, Texas on or about October 4, 2006.
Prospectus Supplement dated October 3, 2006